EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Net Income For Second Quarter 2019 of $37.2 Million and Total Assets of $8.7 Billion

BETHESDA, Md., July 17, 2019 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the “Company”) (NASDAQ: EGBN), the parent company of EagleBank, today announced quarterly net income of $37.2 million for the three months ended June 30, 2019, as compared to $37.3 million net income for the three months ended June 30, 2018. Net income per basic common share for the three months ended June 30, 2019 was $1.08 compared to $1.09 for the same period in 2018. Net income per diluted common share was $1.08 for both the three months ended June 30, 2019 and June 30, 2018. For the six months ended June 30, 2019, the Company’s net income was $71.0 million, a 3% decrease from the $73.0 million of net income for the same period in 2018. Net income per basic common share for the six months ended June 30, 2019 was $2.06 compared to $2.13 for the same period in 2018, a 3% decrease. Net income per diluted common share for the six months ended June 30, 2019 was $2.05 compared to $2.12 for the same period in 2018, a 3% decrease.

“While we experienced a challenging interest rate environment in the second quarter of 2019, we are pleased to report another quarter of overall favorable earnings, supported by continued loan and balance sheet growth, solid asset quality and favorable operating leverage,” noted Susan G. Riel, President and Chief Executive Officer of Eagle Bancorp, Inc. Ms. Riel continued, “The Company’s assets ended the quarter at $8.7 billion, representing 10% growth over the second quarter of 2018.  Second quarter 2019 earnings resulted in a return on average assets (“ROAA”) of 1.74%, return on average common equity (“ROACE”) of 12.81%, and a return on average tangible common equity (“ROATCE”) of 14.08%.”

The Company’s performance in the second quarter of 2019 as compared to the second quarter of 2018 was highlighted by growth in average total loans of 11%, growth in average total deposits of 10%, a net interest margin of 3.91%, 5% growth in total revenue to $87.7 million, and a 3% increase in noninterest expenses, further improving our operating leverage and resulting in an improved efficiency ratio of 38.04% versus 38.55% for the second quarter of 2018. Additionally, annualized net charge-offs to average loans was 0.08%. Ms. Riel noted, “The Company continues to focus more on growth of average balances year over year and quarter over quarter since that measure more directly impacts income statement results.” Comparing average balances in the second quarter of 2019 versus the first quarter of 2019, average loan growth was 3% while average deposits declined by 1%. As average U.S. Treasury rates in the two to five year area declined by about 35 basis points in the second quarter 2019 and the average yield curve remained fairly flat, we experienced 11 basis points of net interest margin compression as compared to the first quarter of 2019, as our cost of funds increased 11 basis points while the yield on earning assets was unchanged. The yield on our substantial level of variable rate assets was negatively impacted by the lower interest rate environment in the second quarter of 2019, including a decline in the average one month LIBOR rate, while our cost of funds was impacted by our goal of funding solid new loan opportunities. In spite of the margin compression, we continue to believe that our net interest margin remains superior to other banking companies.

Ms. Riel added, “In the second quarter of 2019, period end total loan growth was 3.1% over March 31, 2019, while total deposits increased 4.0% over March 31, 2019. New loans settled in the second quarter of 2019 were substantially greater than those closed in the first quarter of 2019, which had a 2.6% growth rate. The total of unfunded loan commitments has remained stable over the last six quarters at approximately $2.4 billion. The Company continues to emphasize achieving core deposit growth. The mix of noninterest deposits to total deposits averaged 31% in the second quarter of 2019 as compared to 33% in both the second quarter of 2018 and the first quarter of 2019.

The net interest margin was 3.91% for the second quarter of 2019, down 24 basis points from the second quarter of 2018. Ms. Riel noted, “There has been a lesser focus on higher risk and higher yielding construction lending and more attention towards strong commercial real estate credits secured by stabilized income producing properties. The yield on the loan portfolio was 5.61% for the second quarter of 2019 as compared to 5.53% for the second quarter of 2018 and 5.62% for the first quarter of 2019. The cost of funds was 1.30% for the second quarter of 2019 as compared to 0.96% for the second quarter of 2018 and 1.19% for the first quarter of 2019. We continue to see well structured new loan opportunities and are having to pay higher rates to fund that growth. Even considering the decline in the net interest margin, the Company’s net interest income increased 4% in the second quarter of 2019 over 2018 as the Company has continued its emphasis on disciplined pricing for both new loans and funding sources in the face of competitive pressures.”

For the first six months of 2019, average total loans increased 10% over the same period in 2018, and total deposits averaged 13% higher for the first six months of 2019 as compared to the first six months of 2018.

Total revenue (net interest income plus noninterest income) for the second quarter of 2019 was $87.7 million, or 5% above the $83.8 million of total revenue earned for the second quarter of 2018 and was slightly higher than the $87.3 million of revenue earned in the first quarter of 2019. For the six month periods ended June 30, total revenue was $175.0 million for 2019 as compared to $164.8 million in 2018, a 6% increase.

The primary driver of the Company’s revenue growth for the second quarter of 2019 as compared to the second quarter of 2018 was its net interest income growth of 4% ($81.3 million versus $78.2 million). Noninterest income (excluding investment gains) increased by 5% in the second quarter 2019 over 2018 ($5.8 million versus $5.5 million), due substantially to increased sales of residential mortgage loans and the resulting gains on the sale of these loans, partially offset by lower deposit service charges.

Asset quality measures remained solid at June 30, 2019. Net charge-offs (annualized) were 0.08% of average loans for the second quarter of 2019, as compared to 0.05% of average loans for the second quarter of 2018. At June 30, 2019, the Company’s nonperforming loans amounted to $37.4 million (0.51% of total loans) as compared to $10.9 million (0.16% of total loans) at June 30, 2018, and $16.3 million (0.23% of total loans) at December 31, 2018. Nonperforming assets amounted to $38.8 million (0.45% of total assets) at June 30, 2019 compared to $12.3 million (0.16% of total assets) at June 30, 2018 and $17.7 million (0.21% of total assets) at December 31, 2018.

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for credit losses, at 0.98% of total loans (excluding loans held for sale) at June 30, 2019, is adequate to absorb potential credit losses within the loan portfolio at that date. The allowance for credit losses was 1.00% at both June 30, 2018 and December 31, 2018. The allowance at June 30, 2019 for credit losses represented 193% of nonperforming loans, as compared to 612% at June 30, 2018 and 430% at December 31, 2018.

“The Company’s productivity continued to be very favorable in the second quarter,” noted Ms. Riel. The efficiency ratio of 38.04% reflects management’s ongoing efforts to maintain superior operating leverage. The annualized level of noninterest expenses as a percentage of average assets has declined to 1.55% in the second quarter of 2019 as compared to 1.66% in the second quarter of 2018. A relatively stable staff, capacity utilization, branch rationalization, a low level of problem assets, and leveraging of other fixed costs have been the major reasons for improved operating leverage. The Company continues to make investments in its infrastructure including IT systems and resources and online client services. Our goal is to maintain strong operating performance without inhibiting growth or negatively impacting our ability to service our customers. Ms. Riel further noted, “We will continue to maintain strict oversight of expenses, while retaining an infrastructure to remain competitive, support our growth initiatives, and proactively enhance our risk management systems as we continue to grow.”

Total assets at June 30, 2019 were $8.67 billion, a 10% increase as compared to $7.88 billion at June 30, 2018, and a 3% increase as compared to $8.39 billion at December 31, 2018. Total loans (excluding loans held for sale) were $7.39 billion at June 30, 2019, an 11% increase as compared to $6.65 billion at June 30, 2018, and a 6% increase as compared to $6.99 billion at December 31, 2018. Loans held for sale amounted to $37.5 million at June 30, 2019 as compared to $30.5 million at June 30, 2018, a 23% increase, and $19.3 million at December 31, 2018, a 95% increase. The investment portfolio totaled $745.3 million at June 30, 2019, a 13% increase from the $656.9 million balance at June 30, 2018. As compared to December 31, 2018, the investment portfolio at June 30, 2019 decreased by $38.8 million, or 5%.

Total deposits at June 30, 2019 were $6.95 billion, compared to deposits of $6.27 billion at June 30, 2018, an 11% increase, and a slight decrease compared to deposits of $6.97 billion at December 31, 2018. Total borrowed funds (excluding customer repurchase agreements) were $442.5 million at June 30, 2019, $517.1 million at June 30, 2018, and $217.3 million at December 31, 2018. We continue to work on expanding the breadth and depth of our existing relationships while we pursue building new relationships.

Total shareholders’ equity at June 30, 2019 increased 16%, to $1.18 billion, compared to $1.02 billion at June 30, 2018, and increased 7%, from $1.11 billion at December 31, 2018. The Company’s capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 16.36% at June 30, 2019, as compared to 15.59% at June 30, 2018, and 16.08% at December 31, 2018. In addition, the tangible common equity ratio was 12.60% at June 30, 2019, compared to 11.79% at June 30, 2018 and 12.11% at December 31, 2018. As a result of our strong capital position, the Company reinstituted a quarterly cash dividend in the second quarter of 2019. A $0.22 per share dividend was declared May 15th to shareholders of record on May 31st and was paid June 14, 2019.

Analysis of the three months ended June 30, 2019 compared to June 30, 2018

For the three months ended June 30, 2019, the Company reported an annualized ROAA of 1.74% as compared to 1.92% for the three months ended June 30, 2018. The annualized ROACE for the three months ended June 30, 2019 was 12.81% as compared to 14.93% for the three months ended June 30, 2018. The annualized ROATCE for the three months ended June 30, 2019 was 14.08% as compared to 16.71% for the three months ended June 30, 2018.

Net interest income increased 4% for the three months ended June 30, 2019 over the same period in 2018 ($81.3 million versus $78.2 million), resulting from growth in average earning assets of 10%. The net interest margin was 3.91% for the three months ended June 30, 2019, as compared to 4.15% for the three months ended June 30, 2018. The Company believes its current net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.61% for the second quarter of 2019 (as compared to 5.53% for the same period in 2018) has been a significant factor in its overall profitability.

The provision for credit losses was $3.6 million for the three months ended June 30, 2019 as compared to $1.7 million for the three months ended June 30, 2018. Net charge-offs of $1.5 million in the second quarter of 2019 represented an annualized 0.08% of average loans, excluding loans held for sale, as compared to $848 thousand, or an annualized 0.05% of average loans, excluding loans held for sale, in the second quarter of 2018. Net charge-offs in the second quarter of 2019 were attributable primarily to commercial real estate loans ($1.5 million).

Noninterest income for the three months ended June 30, 2019 increased to $6.4 million from $5.6 million for the three months ended June 30, 2018, a 15% increase, due substantially to $537 thousand higher gains on the sale of investment securities and $362 thousand higher gains on the sale of residential mortgage loans ($1.9 million versus $1.5 million) resulting from higher volume as compared to 2018. Residential mortgage loans closed were $152 million for the second quarter of 2019 versus $126 million for the second quarter of 2018.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 38.04% for the second quarter of 2019, as compared to 38.55% for the second quarter of 2018. Noninterest expenses totaled $33.4 million for the three months ended June 30, 2019, as compared to $32.3 million for the three months ended June 30, 2018, a 3% increase. Data processing expense increased by $199 thousand due primarily to the costs of software and infrastructure investments. Legal, accounting and professional fees increased $561 thousand from $2.2 million to $2.7 million, the reasons of which are further discussed below. Other expenses increased $448 thousand, due primarily to $354 thousand higher real estate and utility costs on special assets.

Analysis of the six months ended June 30, 2019 compared to June 30, 2018

For the six months ended June 30, 2019, the Company reported an annualized ROAA of 1.68% as compared to 1.91% for the six months ended June 30, 2018. The annualized ROACE for the six months ended June 30, 2019 was 12.47% as compared to 14.96% for the six months ended June 30, 2018. The annualized ROATCE for the six months ended June 30, 2019 was 13.73% as compared to 16.78% for the six months ended June 30, 2018.

Net interest income increased 5% for the six months ended June 30, 2019 over the same period in 2018 ($162.3 million versus $154.0 million), resulting from growth in average earning assets of 11%. The net interest margin was 3.97% for the six months ended June 30, 2019 and 4.16% for the same period in 2018. The Company believes its current net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.62% for the first six months of 2019 (as compared to 5.42% for the same period in 2018) has been a significant factor in its overall profitability.

The provision for credit losses was $7.0 million for the six months ended June 30, 2019 as compared to $3.6 million for the six months ended June 30, 2018. The higher provisioning for the six months ended June 30, 2019, as compared to the same period in 2018, is due primarily to higher net charge-offs. Net charge-offs of $4.8 million for the six months ended June 30, 2019 represented an annualized 0.13% of average loans, excluding loans held for sale, as compared to $1.8 million, or an annualized 0.05% of average loans, excluding loans held for sale, in the first six months of 2018. Net charge-offs in the first six months of 2019 were attributable primarily to commercial real estate loans ($5.0 million) offset by a recovery in commercial loans ($162 thousand).

Noninterest income for the six months ended June 30, 2019 increased to $12.7 million from $10.9 million for the six months ended June 30, 2018, a 17% increase, due substantially to $1.4 million higher gains on the sale of investment securities primarily due to $829 thousand of noninterest income recognized during March 2019 on interest rate swap terminations, and $288 thousand higher gains on the sale of residential mortgage loans ($3.2 million versus $2.9 million) resulting from higher volume as compared to 2018. Residential mortgage loans closed were $246 million for the six months ended June 30, 2019 versus $226 million for the same period in 2018.

Noninterest expenses totaled $71.7 million for the six months ended June 30, 2019, as compared to $63.4 million for the six months ended June 30, 2018, a 13% increase. Cost increases for salaries and benefits for the six months ended June 30, 2019 were $6.7 million, due primarily to $6.2 million of nonrecurring charges related to share based compensation and the retirement of our former Chairman and Chief Executive Officer, Mr. Ronald D. Paul, and secondly to increased overall headcount. Marketing and advertising increased by $188 thousand due primarily to increased digital, radio and television advertising spend. Data processing expense increased by $257 thousand due primarily to the costs of software and infrastructure investments. Legal, accounting, and professional fees have decreased $703 thousand from $5.2 million to $4.4 million, the reasons of which are further discussed below. Other expenses increased $1.5 million, due primarily to broker fees ($554 thousand) and real estate and utility costs on special assets ($369 thousand). For the first six months of 2019, the efficiency ratio was 40.95% as compared to 38.47% for the same period in 2018.

During the three month periods ended June 30, 2019 and June 30, 2018, the Company incurred legal, accounting and professional fees and expenses of $2.7 million and $2.2 million, respectively, which represented an increase of 26%. For the six month periods ended June 30, 2019 and June 30, 2018, the Company incurred legal, accounting and professional fees and expenses of $4.4 million and $5.2 million, respectively, which represented a decrease of 14%. During the three months ended June 30, 2018, these expenses related substantially to the Company’s engagement of independent accounting, legal and compliance consultants who conducted various investigations for the Company, in addition to consulting costs to enhance our governance and risk management systems. During the three months ended June 30, 2019, such expenses related primarily to legal fees and expenditures in connection with our responses to investigations and related document requests and subpoenas from government agencies examining matters, including the Company’s identification, classification and disclosure of related party transactions; the retirement of certain former officers and directors; and the relationship of the Company and certain of its former officers and directors with a local public official. The Company has D&O insurance that may provide reimbursement for all or part of advancement and indemnification costs requested by current and former officers and directors, and those costs can not be estimated at this time. While we are unable to estimate the amount of these legal expenditures at this time, the Company expects that it will continue to incur elevated levels of legal and professional fees and expenses for at least the remainder of 2019 as it continues to cooperate with these investigations. Other than these increased costs, we do not believe at this time that the resolution of these investigations will be materially adverse to the Company. As a result of these ongoing investigations, there have been no regulatory restrictions placed on the Company’s ability to fully engage in its banking business as presently conducted. We are, however, unable to predict the duration, scope or outcome of these investigations.

The effective income tax rate for the second quarter of 2019 was 26.6% as compared to 25.1% for the second quarter of 2018 due primarily to a decrease in federal tax credits and an increase in nondeductible expenses.

The financial information that follows provides more detail on the Company’s financial performance for the three and six months ended June 30, 2019 as compared to the three and six months ended June 30, 2018 as well as providing eight quarters of trend data. Persons wishing to obtain additional information should refer to the Company’s Form 10-K for the year ended December 31, 2018 and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss its second quarter 2019 financial results on Thursday, July 18, 2019 at 10:00 a.m. eastern time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 2686336, or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through August 1, 2019.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Income Statements:
Total interest income	$108,279	$96,296	$213,413	$185,345
Total interest expense	26,950	18,086	51,067	31,355
Net interest income	81,329	78,210	162,346	153,990
Provision for credit losses	3,600	1,650	6,960	3,619
Net interest income after provision for credit losses	77,729	76,560	155,386	150,371
Noninterest income (before investment gains)	5,797	5,527	11,176	10,789
Gain on sale of investment securities	563	26	1,475	68
Total noninterest income	6,360	5,553	12,651	10,857
Total noninterest expense	33,359	32,289	71,663	63,410
Income before income tax expense	50,730	49,824	96,374	97,818
Income tax expense	13,487	12,528	25,382	24,807
Net income	$37,243	$37,296	$70,992	$73,011

Per Share Data:
Earnings per weighted average common share, basic	$1.08	$1.09	$2.06	$2.13
Earnings per weighted average common share, diluted	$1.08	$1.08	$2.05	$2.12
Weighted average common shares outstanding, basic	34,540,152	34,305,693	34,510,625	34,283,412
Weighted average common shares outstanding, diluted	34,565,253	34,448,354	34,549,412	34,427,613
Actual shares outstanding at period end	34,539,853	34,305,071	34,539,853	34,305,071
Book value per common share at period end	$34.30	$29.82	$34.30	$29.82
Tangible book value per common share at period end (1)	$31.25	$26.71	$31.25	$26.71

Performance Ratios (annualized):
Return on average assets	1.74%	1.92%	1.68%	1.91%
Return on average common equity	12.81%	14.93%	12.47%	14.96%
Return on average tangible common equity	14.08%	16.71%	13.73%	16.78%
Net interest margin	3.91%	4.15%	3.97%	4.16%
Efficiency ratio (2)	38.04%	38.55%	40.95%	38.47%

Other Ratios:
Allowance for credit losses to total loans (3)	0.98%	1.00%	0.98%	1.00%
Allowance for credit losses to total nonperforming loans	192.70%	612.42%	192.70%	612.42%
Nonperforming loans to total loans (3)	0.51%	0.16%	0.51%	0.16%
Nonperforming assets to total assets	0.45%	0.16%	0.45%	0.16%
Net charge-offs (annualized) to average loans (3)	0.08%	0.05%	0.13%	0.05%
Common equity to total assets	13.66%	12.98%	13.66%	12.98%
Tier 1 capital (to average assets)	12.66%	11.97%	12.66%	11.97%
Total capital (to risk weighted assets)	16.36%	15.59%	16.36%	15.59%
Common equity tier 1 capital (to risk weighted assets)	12.87%	11.89%	12.87%	11.89%
Tangible common equity ratio (1)	12.60%	11.79%	12.60%	11.79%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$1,475,201	$1,467,089	$1,475,201	$1,467,089
Commercial real estate - owner occupied	$970,850	$852,697	$970,850	$852,697
Commercial real estate - income producing	$3,666,815	$3,000,386	$3,666,815	$3,000,386
1-4 Family mortgage	$105,191	$103,415	$105,191	$103,415
Construction - commercial and residential	$1,012,789	$1,087,287	$1,012,789	$1,087,287
Construction - C&I (owner occupied)	$76,324	$48,480	$76,324	$48,480
Home equity	$83,447	$89,539	$83,447	$89,539
Other consumer	$1,998	$2,811	$1,998	$2,811

Average Balances (in thousands):
Total assets	$8,595,523	$7,789,564	$8,525,988	$7,694,055
Total earning assets	$8,328,323	$7,558,138	$8,257,411	$7,466,348
Total loans	$7,260,899	$6,569,931	$7,150,300	$6,502,207
Total deposits	$6,893,981	$6,269,126	$6,940,467	$6,166,640
Total borrowings	$470,214	$485,729	$368,776	$504,444
Total shareholders’ equity	$1,166,487	$1,002,091	$1,147,782	$984,436

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company calculates return on average tangible common equity by dividing annualized year to date net income by tangible common equity. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended	Six Months Ended	Twelve Months Ended	Three Months Ended	Six Months Ended
	June 30, 2019	June 30, 2019	December 31, 2018	June 30, 2018	June 30, 2018
Common shareholders' equity		$1,184,582	$1,108,941		$1,023,137
Less: Intangible assets		(105,219)	(105,766)		(106,820)
Tangible common equity		$1,079,363	$1,003,175		$916,317

Book value per common share		$34.30	$32.25		$29.82
Less: Intangible book value per common share		(3.05)	(3.08)		(3.11)
Tangible book value per common share		$31.25	$29.17		$26.71

Total assets		$8,670,003	$8,389,137		$7,880,017
Less: Intangible assets		(105,219)	(105,766)		(106,820)
Tangible assets		$8,564,784	$8,283,371		$7,773,197
Tangible common equity ratio		12.60%	12.11%		11.79%

Average common shareholders' equity	$1,166,487	$1,147,782	$1,022,642	$1,002,091	$984,436
Less: Average intangible assets	(105,280)	(105,430)	(106,806)	(106,955)	(107,112)
Average tangible common equity	$1,061,206	$1,042,352	$915,836	$895,136	$877,324

Net Income Available to Common Shareholders	$37,243	$70,992	$152,276	$37,295	$73,011
Average tangible common equity	$1,061,206	$1,042,352	$915,836	$895,136	$877,324
Annualized Return on Average Tangible Common Equity (1)	14.08%	13.73%	16.63%	16.71%	16.78%

(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

(3) Excludes loans held for sale.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	June 30, 2019	December 31, 2018	June 30, 2018
Cash and due from banks	$6,735	$6,773	$6,873
Federal funds sold	17,914	11,934	9,251
Interest bearing deposits with banks and other short-term investments	171,985	303,157	249,667
Investment securities available for sale, at fair value	745,343	784,139	656,942
Federal Reserve and Federal Home Loan Bank stock	33,993	23,506	35,875
Loans held for sale	37,506	19,254	30,493
Loans	7,392,615	6,991,447	6,651,704
Less allowance for credit losses	(72,086)	(69,944)	(66,609)
Loans, net	7,320,529	6,921,503	6,585,095
Premises and equipment, net	15,176	16,851	19,055
Operating lease right-of-use assets	28,214	-	-
Deferred income taxes	30,220	33,027	30,562
Bank owned life insurance	74,295	73,441	62,647
Intangible assets, net	105,219	105,766	106,820
Other real estate owned	1,394	1,394	1,394
Other assets	81,480	88,392	85,343
Total Assets	$8,670,003	$8,389,137	$7,880,017

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$1,873,902	$2,104,220	$2,022,916
Interest bearing transaction	862,553	593,107	435,484
Savings and money market	2,712,143	2,949,559	2,658,768
Time, $100,000 or more	801,469	801,957	675,528
Other time	699,825	525,442	476,062
Total deposits	6,949,892	6,974,285	6,268,758
Customer repurchase agreements	31,669	30,413	29,135
Other short-term borrowings	225,000	-	300,000
Long-term borrowings	217,491	217,296	217,100
Operating lease liabilities	31,659	-	-
Other liabilities	29,710	58,202	41,887
Total liabilities	7,485,421	7,280,196	6,856,880

Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares
issued and outstanding 34,539,853, 34,387,919, and 34,305,071, respectively	343	342	341
Additional paid in capital	532,585	528,380	524,176
Retained earnings	647,887	584,494	505,229
Accumulated other comprehensive income (loss)	3,767	(4,275)	(6,609)
Total Shareholders' Equity	1,184,582	1,108,941	1,023,137
Total Liabilities and Shareholders' Equity	$8,670,003	$8,389,137	$7,880,017
			`

Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
Interest Income	2019	2018	2019	2018
Interest and fees on loans	$101,889	$90,924	$199,710	$175,354
Interest and dividends on investment securities	5,238	4,058	10,836	7,650
Interest on balances with other banks and short-term investments	1,105	1,274	2,771	2,255
Interest on federal funds sold	47	40	96	86
Total interest income	108,279	96,296	213,413	185,345
Interest Expense
Interest on deposits	22,461	14,048	43,361	23,177
Interest on customer repurchase agreements	75	62	173	112
Interest on other short-term borrowings	1,435	997	1,575	2,108
Interest on long-term borrowings	2,979	2,979	5,958	5,958
Total interest expense	26,950	18,086	51,067	31,355
Net Interest Income	81,329	78,210	162,346	153,990
Provision for Credit Losses	3,600	1,650	6,960	3,619
Net Interest Income After Provision For Credit Losses	77,729	76,560	155,386	150,371

Noninterest Income
Service charges on deposits	1,606	1,760	3,300	3,374
Gain on sale of loans	1,923	1,675	3,311	3,198
Gain on sale of investment securities	563	26	1,475	68
Increase in the cash surrender value of bank owned life insurance	429	356	854	700
Other income	1,839	1,736	3,711	3,517
Total noninterest income	6,360	5,553	12,651	10,857
Noninterest Expense
Salaries and employee benefits	17,743	17,812	41,387	34,670
Premises and equipment expenses	3,652	3,873	7,504	7,802
Marketing and advertising	1,268	1,291	2,416	2,228
Data processing	2,603	2,404	4,978	4,721
Legal, accounting and professional fees	2,740	2,179	4,449	5,152
FDIC insurance	1,126	951	2,242	1,626
Other expenses	4,227	3,779	8,687	7,211
Total noninterest expense	33,359	32,289	71,663	63,410
Income Before Income Tax Expense	50,730	49,824	96,374	97,818
Income Tax Expense	13,487	12,528	25,382	24,807
Net Income	$37,243	$37,296	$70,992	$73,011

Earnings Per Common Share
Basic	$1.08	$1.09	$2.06	$2.13
Diluted	$1.08	$1.08	$2.05	$2.12

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended June 30,
	2019			2018
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$209,096	$1,105	2.12%	$302,991	$1,274	1.69%
Loans held for sale (1)	34,760	349	4.02%	25,621	291	4.54%
Loans (1) (2)	7,260,899	101,540	5.61%	6,569,931	90,633	5.53%
Investment securities available for sale (2)	803,207	5,238	2.62%	643,409	4,058	2.53%
Federal funds sold	20,361	47	0.93%	16,186	40	0.99%
Total interest earning assets	8,328,323	108,279	5.21%	7,558,138	96,296	5.11%

Total noninterest earning assets	337,172			297,601
Less: allowance for credit losses	69,972			66,175
Total noninterest earning assets	267,200			231,426
TOTAL ASSETS	$8,595,523			$7,789,564

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$705,628	$1,197	0.68%	$444,842	$815	0.73%
Savings and money market	2,628,255	12,279	1.87%	2,647,910	8,546	1.29%
Time deposits	1,442,197	8,985	2.50%	1,123,330	4,687	1.67%
Total interest bearing deposits	4,776,080	22,461	1.89%	4,216,082	14,048	1.34%
Customer repurchase agreements	33,248	75	0.90%	38,438	62	0.65%
Other short-term borrowings	219,508	1,435	2.59%	230,223	997	1.71%
Long-term borrowings	217,458	2,979	5.42%	217,068	2,979	5.43%
Total interest bearing liabilities	5,246,294	26,950	2.06%	4,701,811	18,086	1.54%

Noninterest bearing liabilities:
Noninterest bearing demand	2,117,901			2,053,044
Other liabilities	64,841			32,618
Total noninterest bearing liabilities	2,182,742			2,085,662

Shareholders’ Equity	1,166,487			1,002,091
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$8,595,523			$7,789,564

Net interest income		$81,329			$78,210
Net interest spread			3.15%			3.57%
Net interest margin			3.91%			4.15%
Cost of funds			1.30%			0.96%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $4.7 million and $5.2 million for the three months ended June 30, 2019 and 2018, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields and Rates (Unaudited)
(dollars in thousands)

	Six Months Ended June 30,
	2019			2018
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$254,804	$2,771	2.19%	$292,772	$2,255	1.55%
Loans held for sale (1)	26,386	550	4.17%	25,293	565	4.47%
Loans (1) (2)	7,150,300	199,160	5.62%	6,502,207	174,789	5.42%
Investment securities available for sale (1)	806,858	10,836	2.71%	628,818	7,650	2.45%
Federal funds sold	19,063	96	1.02%	17,258	86	1.00%
Total interest earning assets	8,257,411	213,413	5.21%	7,466,348	185,345	5.01%

Total noninterest earning assets	338,290			293,488
Less: allowance for credit losses	69,713			65,781
Total noninterest earning assets	268,577			227,707
TOTAL ASSETS	$8,525,988			$7,694,055

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$648,557	$2,378	0.74%	$409,066	$1,279	0.63%
Savings and money market	2,709,950	24,242	1.80%	2,708,480	14,210	1.06%
Time deposits	1,386,876	16,741	2.43%	1,006,356	7,688	1.54%
Total interest bearing deposits	4,745,383	43,361	1.84%	4,123,902	23,177	1.13%
Customer repurchase agreements	30,536	173	1.14%	53,158	112	0.42%
Other short-term borrowings	120,832	1,575	2.59%	234,267	2,108	1.79%
Long-term borrowings	217,408	5,958	5.45%	217,019	5,958	5.46%
Total interest bearing liabilities	5,114,159	51,067	2.01%	4,628,346	31,355	1.37%

Noninterest bearing liabilities:
Noninterest bearing demand	2,195,084			2,042,738
Other liabilities	68,963			38,535
Total noninterest bearing liabilities	2,264,047			2,081,273

Shareholders’ equity	1,147,782			984,436
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$8,525,988			$7,694,055

Net interest income		$162,346			$153,990
Net interest spread			3.20%			3.64%
Net interest margin			3.97%			4.16%
Cost of funds			1.24%			0.85%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $8.8 million and $9.9 million for the six months ended June 30, 2019 and 2018, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,
Income Statements:	2019	2019	2018	2018	2018	2018	2017	2017
Total interest income	$108,279	$105,134	$105,581	$102,360	$96,296	$89,049	$86,526	$82,370
Total interest expense	26,950	24,117	23,869	21,069	18,086	13,269	11,167	10,434
Net interest income	81,329	81,017	81,712	81,291	78,210	75,780	75,359	71,936
Provision for credit losses	3,600	3,360	2,600	2,441	1,650	1,969	4,087	1,921
Net interest income after provision for credit losses	77,729	77,657	79,112	78,850	76,560	73,811	71,272	70,015
Noninterest income (before investment gains)	5,797	5,379	6,060	5,640	5,527	5,262	9,496	6,773
Gain on sale of investment securities	563	912	29	-	26	42	-	11
Total noninterest income	6,360	6,291	6,089	5,640	5,553	5,304	9,496	6,784
Salaries and employee benefits	17,743	23,644	15,907	17,157	17,812	16,858	16,678	16,905
Premises and equipment	3,652	3,852	3,969	3,889	3,873	3,929	4,019	3,846
Marketing and advertising	1,268	1,148	1,147	1,191	1,291	937	1,222	732
Other expenses	10,696	9,660	10,664	9,377	9,313	9,397	7,884	8,033
Total noninterest expense	33,359	38,304	31,687	31,614	32,289	31,121	29,803	29,516
Income before income tax expense	50,730	45,644	53,514	52,876	49,824	47,994	50,965	47,283
Income tax expense	13,487	11,895	13,197	13,928	12,528	12,279	35,396	17,409
Net income	37,243	33,749	40,317	38,948	37,296	35,715	15,569	29,874

Per Share Data:
Earnings per weighted average common share, basic	$1.08	$0.98	$1.17	$1.14	$1.09	$1.04	$0.46	$0.87
Earnings per weighted average common share, diluted	$1.08	$0.98	$1.17	$1.13	$1.08	$1.04	$0.45	$0.87
Weighted average common shares outstanding, basic	34,540,152	34,480,772	34,349,089	34,308,684	34,305,693	34,260,882	34,179,793	34,173,893
Weighted average common shares outstanding, diluted	34,565,253	34,536,236	34,460,985	34,460,794	34,448,354	34,406,310	34,334,873	34,338,442
Actual shares outstanding at period end	34,539,853	34,537,193	34,387,919	34,308,473	34,305,071	34,303,056	34,185,163	34,174,009
Book value per common share at period end	$34.30	$33.25	$32.25	$30.94	$29.82	$28.72	$27.80	$27.33
Tangible book value per common share at period end (1)	$31.25	$30.20	$29.17	$27.84	$26.71	$25.60	$24.67	$24.19

Performance Ratios (annualized):
Return on average assets	1.74%	1.62%	1.90%	1.93%	1.92%	1.91%	0.82%	1.66%
Return on average common equity	12.81%	12.12%	14.82%	14.85%	14.93%	14.99%	6.49%	12.86%
Return on average tangible common equity	14.08%	13.38%	16.43%	16.54%	16.71%	16.86%	7.31%	14.55%
Net interest margin	3.91%	4.02%	3.97%	4.14%	4.15%	4.17%	4.13%	4.14%
Efficiency ratio (2)	38.04%	43.87%	36.09%	36.37%	38.55%	38.38%	35.12%	37.49%

Other Ratios:
Allowance for credit losses to total loans (3)	0.98%	0.98%	1.00%	1.00%	1.00%	1.00%	1.01%	1.03%
Allowance for credit losses to total nonperforming loans	192.70%	173.72%	429.72%	452.28%	612.42%	491.56%	489.20%	379.11%
Nonperforming loans to total loans (3)	0.51%	0.56%	0.23%	0.22%	0.16%	0.20%	0.21%	0.27%
Nonperforming assets to total assets	0.45%	0.50%	0.21%	0.20%	0.16%	0.19%	0.20%	0.24%
Net charge-offs (annualized) to average loans (3)	0.08%	0.19%	0.05%	0.05%	0.05%	0.06%	0.15%	0.00%
Tier 1 capital (to average assets)	12.66%	12.49%	12.08%	12.13%	11.97%	11.76%	11.45%	11.78%
Total capital (to risk weighted assets)	16.36%	16.22%	16.08%	15.74%	15.59%	15.32%	15.02%	15.30%
Common equity tier 1 capital (to risk weighted assets)	12.87%	12.69%	12.47%	12.11%	11.89%	11.57%	11.23%	11.40%
Tangible common equity ratio (1)	12.60%	12.59%	12.11%	12.01%	11.79%	11.57%	11.44%	11.35%

Average Balances (in thousands):
Total assets	$8,595,523	$8,455,680	$8,415,480	$8,023,535	$7,789,564	$7,597,485	$7,487,624	$7,128,769
Total earning assets	$8,328,323	$8,185,711	$8,171,010	$7,793,422	$7,558,138	$7,373,535	$7,242,994	$6,897,613
Total loans	$7,260,899	$7,038,472	$6,897,434	$6,646,264	$6,569,931	$6,433,730	$6,207,505	$5,946,411
Total deposits	$6,893,981	$6,987,468	$6,950,714	$6,485,144	$6,269,126	$6,063,017	$6,101,727	$5,827,953
Total borrowings	$470,214	$266,209	$342,637	$464,460	$485,729	$523,369	$382,687	$344,959
Total shareholders’ equity	$1,166,487	$1,128,869	$1,079,622	$1,040,826	$1,002,091	$966,585	$951,727	$921,493

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.

EAGLE BANCORP, INC.
CONTACT:
Michael T. Flynn
301.986.1800